CONSENT OF INDEPENDENT ACCOUNTANTS

                               -------------------


We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to the Registration Statement of Northstar Galaxy Trust on Form N-1A (File Nos. 33-73140 and 811-8220) of our report dated February 5, 1999 on our audit of the financial statements and financial highlights of Northstar Galaxy Trust, which report is included in the Annual Report to Shareholders for the year ended December 31, 1998, which is also incorporated by reference in this Post-Effective Amendment to the Registration Statement


We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and under the captions "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

                                                      PricewaterhouseCoopers LLP



New York, New York
April 30, 1999